Exhibit 10.6

MCGRATH RENTCORP

INVOLUNTARY TERMINATION SEVERANCE PLAN FOR OFFICERS

1.Introduction. McGrath RentCorp (the “Company”) has established this McGrath RentCorp Involuntary Termination Severance Plan for Officers (the “Plan”) to provide severance benefits upon an involuntary termination for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (collectively, the “Tier 1 Officers”), as well as other officer level employees who have been designated by the Administrator (as defined below) to participate in the Plan from time to time (collectively, the “Tier 2 Officers” and together with the Tier 1 Officers, the “Covered Employees”).

2.Defined Terms.

(a)“Administrator” means the Compensation Committee of the Board of Directors (the “Board”).

(b)“Cause” means (i) the Covered Employee’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Covered Employee a written demand for performance from the Company’s Chief Executive Officer (or the Board, in the case of the Chief Executive Officer) which describes the basis for the Chief Executive Officer’s belief (or the Board’s belief, in the case of the Chief Executive Officer) that the Covered Employee has not substantially performed his or her duties and the Covered Employee has not corrected such failure within thirty (30) days of such written demand; (ii) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Covered Employee; (iii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a breach of any fiduciary duty owed to the Company by the Covered Employee that has a material detrimental effect on the Company’s reputation or business; (v) the Covered Employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Covered Employee admits or denies liability); or (vi) the Covered Employee (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); provided, however, the Covered Employee’s failure to waive attorney-client privilege relating to communications with the Covered Employee’s own attorney in connection with an Investigation will not constitute “Cause”.

(c)“Change in Control” means a “Change in Control” or a “Corporate Transaction” as those events defined under the Company’s 2016 Stock Incentive Plan (“2016 Plan”).

(d)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(e)“Good Reason” means the Covered Employee’s termination of employment as a result of the occurrence of any of the following without his or her written consent: (i) a material diminution of the Covered Employee’s authority, duties, or responsibilities, relative to the Covered Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction, (ii)

a material diminution by the Company in the base salary of the Covered Employee that was in effect immediately prior to such reduction, or (iii) the relocation of the Covered Employee to a facility or a location more than fifty (50) miles from his or her then present location.  For purposes of clause (i) above, the determination of “material diminution” will include for example, but not by way of limitation, an analysis of whether the Covered Employee maintains at least the same level, scope and type of authority, duties and responsibilities with respect to the management, strategy, operations and business.  In order to terminate employment for “Good Reason,” the Covered Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition, such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice and the Covered Employee must terminate employment within ninety (90) days following the end of the Cure Period.

(f)“Section 409A Limit” means the lesser of two (2) times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during his or her taxable year preceding the Covered Employee’s taxable year in which the Covered Employee’s separation from service occurs as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.

(g)“Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Sections 3 and 4, as applicable.

3.Termination Without Cause Outside of the Change in Control Period. If, at any time outside of the Change in Control Period (as defined below), the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment other than for Cause, subject to Section 5, such Covered Employee shall receive the following Severance Benefits from the Company (for the avoidance of doubt, no Severance Benefits will be paid under this Section 3 for any other termination of employment, including any termination of employment for Cause, resignation of employment for any reason, or termination of employment due to death or disability outside of the Change in Control Period), as applicable:

(a)With respect to a Tier 1 Officer, a lump sum payment in cash up to the equivalent of twelve (12) months of his or her base salary in effect at the time of such termination.

(b)With respect to a Tier 2 Officer, a lump sum payment in cash up to the equivalent of six (6) months of his or her base salary in effect at the time of such termination.

(c)If the Covered Employee has coverage on the date of the Covered Employee’s termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee for a period of up to twelve (12) months.

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(d)The Covered Employee shall be entitled to transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to such termination.

4.Termination Without Cause or Resignation for Good Reason During the Change in Control Period.  With respect to Tier 2 Officers, upon a termination of employment other than for Cause or a resignation for Good Reason within twelve (12) months after a Change in Control (the “Change in Control Period”), subject to Section 5, such Tier 2 Officer shall receive the following Severance Benefits:

(a)A lump sum payment in cash up to the equivalent of six (6) months of his or her base salary in effect at the time of such termination.

(b)If such Tier 2 Officer has coverage on the date of his or her termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the COBRA, provided that such Tier 2 Officer is eligible for and validly elects to continue coverage under COBRA for a period of up to twelve (12) months.

(c)Such Tier 2 Officer shall be entitled to transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to such termination.

It is understood and agreed that the severance benefits for Tier 1 Officers upon a termination of employment other than for Cause or a resignation for Good Reason in connection with a Change in Control shall be governed by the McGrath RentCorp Change in Control Severance Plan.

5.Release Requirement.  As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her termination of employment with the Company and its subsidiaries and affiliates (the “Release”) in the applicable form acceptable to the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than sixty (60) days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s termination of employment (the “Release Period”).

6.Timing of Severance Benefits. Subject to Section 9 below, the Severance Benefits that do not constitute Deferred Compensation Separation Benefits (as defined in Section 9 below) shall commence or be paid, as applicable, as soon as administratively practicable but within ten (10) calendar days following the date of the Covered Employee’s termination of employment (or, if required by Section 9, the Covered Employee’s separation from service) or, if later, on the date the Release becomes effective. Subject to Section 9 below, the Severance Benefits that do constitute Deferred Compensation Separation Benefits will commence or be paid as applicable, as follows:

(a)If the Covered Employee’s Release Period ends on or before December 15 of the calendar year in which the Covered Employee’s termination of employment occurs, his or her Deferred Compensation Separation Benefits will commence or be made, as applicable, on or before December 31 of that calendar year.

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(b)If the Covered Employee’s Release Period ends after December 15 of the calendar year in which the Covered Employee’s termination of employment occurs, his or her Deferred Compensation Separation Benefits will commence or be paid, as applicable, on the later of (a) the first payroll date in the calendar year next following the calendar year of the Covered Employee’s termination of employment or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 9 below.

7.Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, there shall be no duplication of benefits such that if a Covered Employee would otherwise already be entitled to severance or change in control compensation pursuant to another written plan of or agreement with the Company, then such written plan or agreement would govern in lieu of this plan. Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Covered Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.  It is the intent of the Administrator that amounts owing under the terms of a non-equity performance based incentive plan will be made in addition to any Plan benefits and will not be so offset.

8.Parachute Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder shall be either

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith by the Company’s independent tax accountants immediately prior to the Change in Control (the “Accountants”). In the event of a reduction in accordance with subsection (b) above, the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code in a manner designed to maximize the intrinsic value delivered to the Covered Employee by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock appreciation rights or stock options, then by reducing or eliminating any accelerated vesting of other Equity Compensation Awards, then by reducing or eliminating any other remaining parachute payments.

9.Section 409A.

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(a)Notwithstanding anything to the contrary in the Plan, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.

(b)Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit.

(c)It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 11, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Change in Control Severance Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

9.Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

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10.Administration. The Plan will be administered and interpreted by the Administrator. The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.

11.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, once the Change in Control has occurred, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

12.Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Change in Control Severance Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. The Administrator has delegated the claims review responsibility to the Company’s Vice President, Human Resources, except in the case of a claim filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

13.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments

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in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Vice President, Human Resources, except in the case of an appeal filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

14.Legal Expenses.  In the event that any party hereto institutes any legal suit, action, or proceeding against the other party arising out of or relating to this Plan, the prevailing party in the suit, action, or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

15.Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17.No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

18.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions).

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20.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

23.Additional Information.

Plan Name:    McGrath RentCorp Involuntary Termination Severance Plan for Officers

Plan Name:    McGrath RentCorp Involuntary Termination Severance Plan for Officers

Plan Sponsor:	McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94551

Identification Numbers: EIN: 942579843
PLAN: _________

Plan Year: Company’s Fiscal Year

Plan Administrator: McGrath RentCorp

Attention: Administrator of the McGrath RentCorp Involuntary Termination Severance Plan for Officers

Attention: Administrator of the McGrath RentCorp Involuntary Termination Severance Plan for Officers

5700 Las Positas Road

Livermore, CA 94551
(925) 606-9200

Agent for Service of McGrath RentCorp
Legal Process:Attention: Tara Wescott, VP of Human Resources
5700 Las Positas Rd
Livermore, CA 94551
(925) 606-9200

Service of process may also be made upon the Administrator.

Type of Plan:Severance Plan/Employee Welfare Benefit Plan

Plan Costs:The cost of the Plan is paid by the Employer.

24.Statement of ERISA Rights.

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As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 12 and 13 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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